FORM OF SECOND AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with
DEARBORN PARTNERS, L.L.C.

THIS SECOND AMENDMENT dated as of June 23, 2021, to the Operating Expense Limitation Agreement, dated as of January 1, 2018, as amended June 13, 2019 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Amended and Restated Schedule A to the Agreement, as may be amended from time to time (the “Fund”), and DEARBORN PARTNERS, L.L.C. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the Annual Limit (as that term is defined in the Agreement) for the Dearborn Partners Rising Dividend Fund by 0.05%, effective June 28, 2021; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended and Restated Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	DEARBORN PARTNERS, L.L.C.

By: _____________________________	By: ______________________________
Name: John P. Buckel	Name: Michael B. Andelman
Title: President	Title: Managing Director

AMENDED AND RESTATED SCHEDULE A

to the

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with
DEARBORN PARTNERS, L.L.C.

Series of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Dearborn Partners Rising Dividend Fund	0.95%